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For Immediate Release

Contacts:	Badger Paper Mills, Inc.: Ronald E. Swanson, President & CEO (715) 582-4551

Badger Paper Mills, Inc.’s CFO Resigns For Position With A Private Company

        Peshtigo, WI – October 26, 2004 – Badger Paper Mills, Inc. (Nasdaq SmallCap: BPMI), announced today that William H. Peters, the Company’s Chief Financial Officer, is resigning in order to pursue another business opportunity. Ronald E. Swanson, the Company’s President and Chief Executive Officer, remarked: “While the Company is losing a talented member of our management team, we also understand that this is a wonderful opportunity that has been offered to Bill. We wish him the best in his new position.”

        Mr. Peters’ resignation is effective November 12, 2004, and during that interim period Mr. Peters will be assisting in an orderly transition. The Company has begun a search for a new Chief Financial Officer.

Badger Paper Mills, Inc. is a growing leader in the manufacture of flexible packaging and specialty papers for customers throughout North America. Badger Paper Mills offers advanced specialty paper solutions for its customers. Badger adds value for customers through high-quality manufacturing capabilities, inventory management services, just-in-time distribution and a full array of printing services.